Exhibit 99.1

Company Press Release Synova Healthcare Group, Inc.	Trading Symbol (SNVH.OB)
FOR IMMEDIATE RELEASE	September 20, 2007

SYNOVA COMPLETES SALE OF $3.3 MILLION IN

SENIOR CONVERTIBLE NOTES AND WARRANTS

MEDIA, PA (SEPTEMBER 20, 2007) — Synova Healthcare Group, Inc. (OTCBB: SNVH.OB), today announced that it completed the sale of approximately $3.3 million in aggregate notional principal amount of its 6.5% senior convertible promissory notes, Series B, due September 19, 2012, and related common stock purchase warrants. This sale was effected as the initial part of an ongoing private placement of notes and warrants in the aggregate notional principal amount of up to $5 million. The notes were sold to certain accredited investors and foreign investors.

The notes mature on September 19, 2012 and are convertible into shares of Synova common stock at a conversion rate of one share for every $1.00 of principal and accrued and unpaid interest converted, subject to anti-dilution adjustments for certain corporate transactions. Synova’s obligations under the notes are unsecured.

As part of this offering, Synova issued a warrant to each purchaser of the notes. The warrants have a term of five years and are exercisable for shares of Synova common stock at a price of $1.00 per share, subject to anti-dilution adjustments for certain corporate transactions. Each warrant entitles the holder to acquire a number of shares of Synova common stock equal to 180% of the number of shares that such holder could acquire upon conversion of such holder’s notes. Synova will use the net proceeds received from this offering to provide continued investment in the Today® Sponge, to further expand its growing portfolio of women’s health care products, and for general corporate purposes.

The offer and sale of these notes required the consent of the holders of Synova’s existing 6.5% senior convertible promissory notes due January 12, 2012. As consideration for these consents and certain other waivers of, and amendments to, various agreements related to the January notes, Synova and its subsidiaries agreed to grant to the holders of the January notes a first lien on substantially all of their assets.

The securities described in this press release were not registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

About Synova Healthcare Group, Inc.

Synova Healthcare Group, Inc. is committed to delivering innovative products that provide meaningful improvements in women’s healthcare. Through its subsidiaries, it is focused on the development, distribution, marketing and sale of women’s healthcare products related to contraception, vaginal health, menopause management, fertility planning, obstetrics and personal care. Its goal is to provide healthcare solutions that address every stage of a woman’s life.

Synova currently markets and sells products under the brand names Today®, Fem-V™, MenoCheck® and MenocheckPro®. The Today® Sponge is a hormone-free contraceptive that combines barrier, spermicidal and absorptive methods to prevent conception. Fem-V™ is a non-invasive diagnostic test designed to assist women in detecting and diagnosing the presence of elevated vaginal acidity, often indicating a vaginal infection. MenoCheck® and MenocheckPro® are in-home and in-office non-invasive diagnostic tests used to detect and diagnose the onset of menopause. For more information, please visit Synova’s website at http://www.synovahealthcare.com.

This Press Release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “intends”, “potential” and similar expressions. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in or implied by such statements. Such risks and uncertainties include the ability to complete the private placement described in this press release and the other risks and uncertainties discussed in the Company’s Form 10-KSB for the year ended December 31, 2006, as filed with the Securities and Exchange Commission on February 26, 2007, and the Company’s Form 10-QSB for the six months ended June 30, 2007, as filed with the SEC on August 14, 2007, as well as in the Company’s other periodic reports and filings with the SEC. There can be no assurance that such factors will not affect the accuracy of such forward-looking statements. The Company undertakes no obligation to update or advise in the event of any change, addition or alteration to the information set forth in this Press Release including such forward-looking statements. This press release does not constitute an offer to sell or the solicitation of an offer to buy; nor will there be any sale of securities of Synova Healthcare Group, Inc. in any state where such offer, solicitation or sale would be unlawful before registration or qualification under the securities laws of those states.

Contact Information:

Mr. Robert Edwards, Chief Financial Officer

Synova Healthcare Group, Inc.

(610) 565-7080

redwards@snvh.com

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